                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                           dated as of April 11, 1997

                                    between

                     CHANCELLOR RADIO BROADCASTING COMPANY

                                      and

                                   ABC, INC.
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                              TABLE OF CONTENTS
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
ARTICLE I. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

   Section 1.01. Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

   Section 1.02. Other Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

   Section 1.03. Terms Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II. PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

   Section 2.01. Purchase and Sale of the Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

   Section 2.02. Purchase Price; Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

   Section 2.03. Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

   Section 2.04. Allocation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

   Section 2.05. Interest Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

   Section 2.06. Closing Deliveries by Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

   Section 2.07. Closing Deliveries by Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

   Section 2.08. Prorations and Adjustments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . .  11

   Section 3.01. Incorporation and Authority of Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

   Section 3.02. No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

   Section 3.03. Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   Section 3.04. Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   Section 3.05. Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   Section 3.06. Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   Section 3.07. Licenses and Permits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   Section 3.08. The Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14





                                       i
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
   Section 3.09. Leased Real Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

   Section 3.10. Employee Benefit Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

   Section 3.11. Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   Section 3.12. Intangible Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   Section 3.13. Payment of Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   Section 3.14. Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   Section 3.15. Environmental Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   Section 3.16. Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   Section 3.17. EXCLUSIVITY OF REPRESENTATIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   Section 4.01. Incorporation and Authority of Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   Section 4.02. No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   Section 4.03. Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   Section 4.04. Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   Section 4.05. FCC Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   Section 4.06. Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

   Section 4.07. EXCLUSIVITY OF REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V. ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

   Section 5.01. Conduct of Business Prior to the Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

   Section 5.02. Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

   Section 5.03. Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

   Section 5.04. Regulatory and Other Authorizations: Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   Section 5.05. Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   Section 5.06. Notification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





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
   Section 5.07. No Other Bids. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

   Section 5.08. Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

   Section 5.09. Non-Solicitation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

   Section 5.10. Seller's Modifications to Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . .  22

   Section 5.11. Further Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI. EMPLOYEE MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

   Section 6.01. Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

   Section 6.02. Retirement Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

   Section 6.03. No Third Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VII. CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

   Section 7.01. Conditions to Obligations of Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

   Section 7.02. Conditions to Obligations of Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   Section 8.01. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   Section 8.02. Results of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

   Section 8.03. Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE IX. POST CLOSING OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

   Section 9.01. Indemnification by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

   Section 9.02. Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

   Section 9.03. Notification of Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

   Section 9.04. Certain Exclusive Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

   Section 9.05. Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

   Section 9.06. Post-Closing Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





                                      iii
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
ARTICLE X. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

   Section 10.01. Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

   Section 10.02. Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

   Section 10.03. Assignment by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

   Section 10.04. Assignment by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

   Section 10.05. Like-Kind Exchange. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

   Section 10.06. Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

   Section 10.07. Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

   Section 10.08. Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

   Section 10.09. Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

   Section 10.10. Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.11. Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.12. Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.13. No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.14. Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.15. Sections and Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.16. Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   Section 10.17. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

   Section 10.18. No Presumption. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                 THIS ASSET PURCHASE AGREEMENT, dated as of April 11, 1997, between CHANCELLOR RADIO BROADCASTING COMPANY, a Delaware corporation ("Seller"), and ABC, INC., a New York corporation ("Purchaser").

                                  BACKGROUND:

                 1. Viacom International, Inc. ("VII") is the owner and operator of WDRQ(FM), 93.1 Mhz, Detroit, Michigan (the "Station"), pursuant to certain authorizations issued by the Federal Communications Commission (the "Commission" or "FCC"), and owns certain assets used or held for use in connection with the operation of the Station.

                 2. Viacom Broadcasting East, Inc. ("VBE") is the owner and operator of WJZW(FM), 105.9 Mhz, Woodbridge, Virginia, pursuant to certain authorizations issued by the FCC, and owns certain assets used or held for use in connection with the operation of WJZW.

                 3. Evergreen Media Corporation of Los Angeles ("EMCLA") and VII have entered into a Stock Purchase Agreement, dated as of February 16, 1997 (the "Viacom Stock Purchase Agreement"), pursuant to which VII has agreed to sell and EMCLA has agreed to purchase and assume all of the issued and outstanding stock of VBE and WDRQ, Inc., each a wholly owned subsidiary of VII, and VII has agreed to transfer all of its right, title and interest in and to certain property and assets used or held for use in the operation of the Station to WDRQ, Inc. prior to the consummation of the Viacom Stock Purchase Agreement (VII and WDRQ, Inc. are referred to collectively herein as "Viacom").

                 4. Seller and Chancellor Broadcasting Company (collectively, "Chancellor") and EMCLA and Evergreen Media Corporation ("Evergreen") have entered into a Joint Purchase Agreement, dated as of February 19, 1997, pursuant to which Seller has agreed, among other things, to assume EMCLA's rights under the Viacom Stock Purchase Agreement with respect to the acquisition of all of the issued and outstanding stock of WDRQ, Inc.

                 5. Contingent upon the consummation of the Viacom Stock Purchase Agreement (the "Viacom Transaction"), Seller desires to sell and assign and Purchaser desires to purchase and acquire certain property and assets used or held for use in the operation of the Station upon the terms set forth in this Agreement (the "Transaction").

                 6. Simultaneously with the execution hereof, EMCLA and Purchaser are entering into an Asset Purchase Agreement pursuant to which EMCLA will agree to sell and assign and Purchaser will agree to purchase and acquire certain property and assets used or held for use in the operation of WJZW(FM) (the "WJZW Purchase Agreement") upon the terms set forth therein.

                 7. The parties acknowledge that the license issued by the Commission for the operation of the Station may not be assigned without the prior written consent of the Commission.

                 Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

                 Section 1.01.    Certain Defined Terms.

                 As used in this Agreement, the following terms shall have the following meanings:

                 "Accounts Receivable" means Seller's interest in its accounts receivable for cash for services performed or provided by Seller prior to the Closing Date.

                 "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                 "Affiliate" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

                 "Agreement" means this Agreement, including the Disclosure Schedule, all exhibits and schedules hereto, all documents, certificates and instruments delivered pursuant hereto and all amendments hereto made in accordance with Section 10.14.

                 "Assets" means all assets, tangible and intangible, personal, real or mixed, used or useful in connection with the business and operation of the Station owned by, or leased or licensed to Viacom, including the following (but excluding the Excluded Assets):

                          (i)     the goodwill relating to the Station;

                          (ii)    all rights in respect of the Real Property;

                          (iii) all furniture, fixtures, equipment, machinery and other tangible personal property, including the transmitters, broadcast related transmission equipment, studio equipment and music library, used or held for use in the operation of the Station listed under the heading Tangible Personal Property in the Disclosure Schedule (the "Tangible Personal Property) and any manufacturer's, distributor's or other warranties relating thereto;

                          (iv) the Station's public inspection file, engineering data, transmission logs and user and/or operational documents for the Assets and all sales and promotional literature, customer lists and other sales related materials of the Station;

                          (v) all intellectual property used in connection with the operation of the Station, together with all registrations, applications and rights relating thereto (the "Intangible Assets") including those listed in Section 3.12 of the Disclosure Schedule;

                          (vi) the following contracts entered into in connection with the operation of the Station (collectively, the "Contracts"):

                                  (a) (i) the licenses, sublicenses,
agreements, leases, employment contracts and other agreements listed in Section
3.11 of the Disclosure Schedule, and (ii) those entered into after the date hereof and prior to the Closing in accordance with Section 5.01 hereof; provided that the aggregate amount of the obligations under such contracts included in clause (ii) hereof shall not exceed $500,000.

                                  (b) all contracts or commitments for the sale
of time on the Station for cash or trade, including Trade Agreements; and

                                  (c) additional contracts or commitments
entered into prior to the date hereof neither listed in Section 3.11 of the Disclosure Schedule nor otherwise described in this definition that involve less than $250,000 in the aggregate.

                                  (d) notwithstanding the foregoing, any
agreement entered into with the actual or deemed consent of Purchaser in accordance with Section 5.01(c)(iii) shall be a Contract and shall not be subject to the monetary limitations set forth in this definition.

                          (vii)   all of the FCC Licenses and Station
         Applications; and

                          (viii) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations and all applications therefore, to the extent transferable.

                 "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

                 "Cash" means the aggregate of all of Seller's cash on hand as of the Closing and any of Seller's interests in its cash equivalents and bank accounts in connection with the operation of the Station.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Communications Act" means the Communications Act of 1934, as amended.

                 "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

                 "Disclosure Schedule" means the Disclosure Schedule attached hereto.

                 "Environmental Laws" means any applicable federal, state or local law, rule or regulation relating to the environment, natural resources, or public health and safety.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Excluded Assets" means certain of the assets of the Station that shall not be among the Assets purchased pursuant to this Agreement. The Excluded Assets include, but are not limited to, the following:

                 (a) Seller's Cash, Accounts Receivable, securities, investments, deposits, prepayments (including prepaid taxes and insurance), refunds and overpayments of any Taxes for periods prior to the Closing Date; and

                 (b) any insurance policies and proceeds thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposits or other similar items and cash surrender value in regard thereto.

                 "FCC Application" means the requisite applications and other necessary documents or instruments requesting the FCC Consent.

                 "FCC Consent" means the FCC's grant of its consent to the transfer of the FCC Licenses to Purchaser pursuant to this Agreement.

                 "FCC Licenses" means all of the licenses, permits, authorizations and call letters granted and issued from time to time by the FCC to the licensee of the Station for the operation of the Station as currently operated.

                 "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                 "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                 "Interest Amount" means, as of any date of determination, the aggregate amount of interest accrued on the Base Price pursuant to Section 2.05 as of such date of determination.

                 "Interest Payment Date" means the earlier of the (i) Closing Date, (ii) the fifth Business Day following the date of the termination, if any, of this Agreement pursuant to Section 8.01 (other than clauses (a) and (d) thereof), and (iii) the ninetieth day following the termination of this Agreement pursuant to Section 8.01(d).

                 "Interest Rate" means 8% per annum.

                 "IRS" means the Internal Revenue Service.

                 "knowledge of Seller", "Seller's knowledge" or "best of Seller's knowledge" means the actual knowledge of Mr. Scott K. Ginsburg, President of EMCLA, Mr. Matthew E. Devine, Senior Vice President and Chief Financial Officer of EMCLA, Mr. James de Castro, Chief Operating Officer of EMCLA, and Mr. Kenneth J. O'Keefe, Vice President, of EMCLA in each case without specific investigation.

                 "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                 "liabilities" means all liabilities or obligations, with respect to the Assets or Station, whether direct or indirect, matured or unmatured or absolute, contingent or otherwise.

                 "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of any state or comparable Law of any U.S. jurisdiction.

                 "Material Adverse Effect" means a material adverse effect on the Assets, taken as a whole, or on the results of operations or the condition (financial or otherwise) of the Station; provided, however, that any material adverse effect arising out of or resulting from an event or series of events or circumstances affecting (i) the radio broadcast industry generally or (ii) the market in which the Station operates, shall not constitute a Material Adverse Effect.

                 "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanic, material and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens arising under any Contract; (d) Liens not created by Seller or, after the consummation of the Viacom Transaction, by WDRQ, Inc., which affect the underlying fee interest of any Leased Real Property; and (e) Liens incurred in connection with Seller's Senior Credit Facility to be removed on or prior to the Closing.

                 "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Station Applications" means all applications for modification, extension or renewal of any FCC License and any pending applications for any new FCC Licenses.

                 "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

                 "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                 "Trade Agreements" means contracts or commitments for the sale of advertising time on the Station in exchange for goods and services.

                 Section 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

       Term                                               Section
       ----                                               -------
       Acquisition Proposal                               5.07
       Adjustment Time                                    2.07
       Alternative Disposition                            8.02(b)
       Alternative Disposition Payment                    8.02(b)
       Alternative Disposition Purchase Price             8.02(b)
       Assumed Liabilities                                2.02
       Base Price                                         2.02
       Broker                                             3.14
       Chancellor                                         Recitals
       Closing                                            2.03
       Closing Date                                       2.03
       Closing Date Adjustments                           2.07
       COBRA                                              6.02(d)
       Collection Period                                  9.05(b)
       Commission                                         Recitals
       Continuation Period                                6.01(d)
       EMCLA                                              Recitals
       Employee Plans                                     3.10(a)
       Escrow Agent                                       2.02
       Escrow Agreement                                   2.02
       Escrow Deposit                                     2.02
       Evergreen                                          Recitals
       FCC                                                Recitals
       Indemnified Party                                  9.03(a)
       Indemnifying Party                                 9.03(a)
       Losses                                             9.03(a)
       Outside Date                                       8.01(b)
       Payment Date                                       2.07
       Purchase Price                                     2.02
       Purchase Price Reduction                           5.10

       Purchaser                                          Preamble
       Purchaser's DC Plan                                6.02(b)
       Purchaser Indemnified Parties                      9.02(a)
       Purchaser's Proposed Purchase Price
         Reduction                                        5.10
       Real Property                                      3.10
       Receivable Statement                               9.05(a)
       Seller                                             Preamble
       Seller Existing Stations                           5.08
       Seller Indemnified Parties                         9.01(a)
       Seller's DC Plan                                   6.02(a)
       Seller's Modifications                             6.04
       Seller's Proposed Purchase Price Reduction         5.10
       Station                                            Recitals
       Station Employees                                  6.01(b)
       Transaction                                        Recitals
       Transferred Employees                              6.01(b)
       VBE                                                Recitals
       Viacom                                             Recitals
       Viacom Employees                                   6.01(a)
       Viacom Stock Purchase Agreement                    Recitals
       Viacom Transaction                                 Recitals
       VII                                                Recitals
       VIP                                                6.02(a)
       Warranty Period                                    10.01
       WJZW Purchase Agreement                            Recitals


                 Section 1.03. Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the term "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.

                                  ARTICLE II.

                               PURCHASE AND SALE

                 Section 2.01. Purchase and Sale of the Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell or shall cause WDRQ, Inc. to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller or, if applicable, WDRQ, Inc., the Assets (free and clear of all liens other than as permitted by this Agreement).

                 Section 2.02.    Purchase Price; Assumption of Liabilities.
(a) Subject to the adjustments set forth in Section 2.08, at the Closing Purchaser shall pay THIRTY-SEVEN MILLION DOLLARS ($37,000,000) (the "Base Price") in cash to Seller as follows: (i) an escrow deposit equal to THREE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($3,700,000) (the "Escrow Deposit") shall be deposited with the Escrow Agent (as hereinafter defined) upon the execution of this Agreement pursuant to an escrow agreement to be entered into by Purchaser, Seller and an escrow agent reasonably acceptable to Purchaser and Seller (the "Escrow Agent") in substantially the form attached hereto as Exhibit A (the "Escrow Agreement") which Escrow Agreement shall provide that the interest earned on the Escrow Deposit shall be paid periodically to Purchaser by the Escrow Agent unless or until a claim to the Escrow Deposit is made by Seller, and unless it is otherwise released prior to Closing pursuant to Section 8.02 hereof, the Escrow Deposit shall be transferred to Seller by wire transfer at the Closing and credited to the Purchase Price and (ii) (x) the balance of the Base Price, and (y) if applicable, the Interest Amount provided by Section 2.05 at the Closing as provided in Section 2.07(a) (the Base Price and the Interest Amount are referred to collectively herein as the "Purchase Price").

                 (b) At the Closing, Purchaser shall assume only the liabilities and obligations of Seller or, if applicable, WDRQ, Inc. pursuant to the Contracts to be performed after the Closing Date and as otherwise expressly set forth in this Agreement (the "Assumed Liabilities").

                 (c)      Except as expressly provided in Section 2.02(b) and
Article VI hereof, Purchaser shall not and does not assume any liability or obligation of Seller or Viacom, fixed or contingent, disclosed or undisclosed, including without limitation, lease or contractual obligations, employment contracts or commitments, obligations to employ any employee of Seller or Viacom or for pensions, severance or other employee benefit plans programs or practices, Tax liabilities, any other claims against Seller or Viacom of any kind or nature whatsoever involving facts, events or circumstances arising on
or prior to the Closing, no matter when raised.   Except as expressly provided
in this Section 2.02(c), Purchaser shall not be required to defend any suit or claim arising out of any act, event or transaction occurring on or prior to the Closing Date or out of any condition existing on or prior to the Closing Date, in connection with the ownership or operation of the Station, including without limitation, any successor or transferee liability, not expressly assumed by Purchaser hereunder.

                 Section 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 A.M. (Washington, D.C. time) on the later to occur of (i) the date of the Closing of the Viacom Transaction, or (ii) the tenth (10th) Business Day following the later to occur of (x) the expiration or termination of the applicable waiting periods under the HSR Act and (y) the satisfaction or waiver of the other conditions to the obligations of the parties set forth in Article VII, at the offices of Seller's counsel, Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). The Closing shall be effective as of 11:59 p.m. on the Closing Date.

                 Section 2.04. Allocation. The Purchase Price shall be allocated among the Assets in accordance with an appraisal performed by a qualified appraiser jointly selected by Seller and Purchaser, the fees of which shall be divided equally between Seller and Purchaser. Each of Seller and Purchaser agree (i) in accordance with Section 1060(a) of the Code and the regulations thereunder, to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing occurs and
(ii) that neither Seller nor Purchaser will take a position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other.

                 Section 2.05. Interest Amount. If the Closing shall not have occurred on or prior to the 120th day following the date hereof due, in whole or primarily, to an issue arising under the Commission's multiple ownership rules or policies with respect to Purchaser's ownership (directly or through an Affiliate) of the Oakland Press, Pontiac, Michigan, then interest shall commence to accrue on the Base Price at the Interest Rate from such date through the Interest Payment Date. Purchaser shall pay the Interest Amount to Seller on the Interest Payment Date.

                 Section 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                 (a) One or more assignments transferring to Purchaser all of the interests of Seller or, if applicable, WDRQ, Inc. in and to the FCC Licenses, and all other licenses, permits, and authorizations issued by any other governmental authorities that are used in or necessary for the lawful operation of the Station.

                 (b) One or more bills of sale conveying to Purchaser the Tangible Personal Property.

                 (c) Opinions of Seller's Counsel substantially in the form of Exhibit B, subject to customary qualifications.

                 (d)      One or more assignments of the Contracts.

                 (e)      One or more assignments of the Intangible Assets.

                 (f)      A receipt for the Purchase Price.

                 (g) The certificates and other documents required to be delivered pursuant to Section 7.02.

                 Section 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

                 (a) The balance of the Purchase Price after the application of the Escrow Deposit thereto by wire transfer in immediately available funds pursuant to wire instructions that Seller shall deliver to Purchaser prior to Closing.

                 (b) The certificates and other documents required to be delivered pursuant to Section 7.01.

                 (c) An opinion of Purchaser's counsel substantially in the form of Exhibit C subject to customary qualifications.

All deliveries under Sections 2.06 and 2.07 shall occur simultaneously.

                 Section 2.08. Prorations and Adjustments. The operation of the Station and the income and all expenses, including without limitation assumed liabilities and prepaid expenses, attributable thereto through 11:59 p.m. on the Closing Date (the "Adjustment Time") shall be for the account of Seller and thereafter for the account of Purchaser. Expenses for goods or services received both before and after the Adjustment Time, taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Purchaser as of the Adjustment Time (the "Closing Date Adjustments"). All special assessments and similar charges or liens imposed against the Assets in respect of any period of time up to the Adjustment Time, whether then due or are payable thereafter (in installments or otherwise), shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Time shall be the responsibility of Purchaser, and such charges shall be adjusted as required hereunder. Five (5) days prior to the Closing Date Seller shall deliver a statement of all known proratable items and the net amount due one party to the other as a result thereof (which statement shall set forth in reasonable detail the basis for those amounts). At the Closing, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as the case may be, the net amount due as a result of the apportionments (excluding any item that is in dispute). Within thirty (30) days after the Closing (the "Payment Date"), Purchaser shall deliver to Seller a statement of any additional proratable items, together with the apportionments for any such additional proratable items and Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller disputes Purchaser's determinations, or if at any time after delivery of Purchaser's statement of determinations, either party determines that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the party shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties. If the parties are unable to resolve the matter, the matter shall be resolved by Arthur Andersen LLP, whose decision on the matter shall be rendered in writing within thirty (30) days following submission of the dispute to them and whose fees and expenses shall be borne equally by the parties. Such decision shall be binding upon the parties. All amounts due pursuant to this subsection that are not paid by the Payment Date shall bear interest from the Payment Date until paid at a rate per annum equal to generally prevailing prime interest rate (as reported by The Wall Street Journal) plus five percent (5%). Notwithstanding the foregoing, there shall be no proration for liabilities for air time or rights to receive goods or services or otherwise under the Trade Agreements.

                                  ARTICLE III.

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

                 Seller represents and warrants to Purchaser as follows:

                 Section 3.01.    Incorporation and Authority of Seller.
Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Should the consummation of the Viacom Transaction occur prior to the Closing Date and if necessary, Seller shall be duly qualified to do business in the State of Michigan prior to the Closing. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                 Section 3.02. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Purchaser or as described in Section 3.02 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller, except as would not, individually or in the aggregate, have a Material Adverse Effect or prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller or by which, to the knowledge of Seller, the Assets are bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect or prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby.

                 Section 3.03. Consents and Approvals. The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any

Governmental Authority or other Person except (a) as described in Section 3.03 of the Disclosure Schedule, (b) the notification requirements of the HSR Act,
(c) for consents required from the FCC prior to the Closing and those notices to be filed with the FCC after the Closing, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby, (e) as would not have a Material Adverse Effect and (f) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or its Affiliates.

                 Section 3.04. Absence of Certain Changes or Events. (a) Since December 31, 1996, except as disclosed in Section 3.04 of the Disclosure Schedule, to Seller's knowledge, the business of the Station has been conducted in the ordinary course and consistent with past practice.

                 (b)      Since December 31, 1996 and, except as set forth in
Section 3.04 of the Disclosure Schedule or as contemplated by this Agreement or in the ordinary course of business, to Seller's knowledge, there has not been:

                          (i)     a Material Adverse Effect;

                          (ii) the creation of any material Lien on the Assets, other than Permitted Liens;

                          (iii) any establishment or material increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plans, or other material increase in the compensation payable or to become payable to any officer or key employee of the Station by Seller or Viacom, except, in any case described above, as may be required by Law, existing contracts or applicable collective bargaining agreements;

                          (iv) any employment or severance agreement providing for annual compensation or severance payments in excess of $100,000 entered into by Seller or Viacom with any of the Station Employees;

                          (v) any sale, assignment, transfer, lease or other disposition or agreement by Seller or Viacom to sell, assign, transfer, lease or otherwise dispose of any of the Assets having an aggregate replacement value exceeding $100,000;

                 Section 3.05. Absence of Litigation. Except as set forth in Section 3.05 of the Disclosure Schedule, to Seller's knowledge, there are no Actions pending, or threatened in writing, against Seller or Viacom, or to which any of the Assets are subject, before any Governmental Authority that, individually or in the aggregate, would have a Material Adverse Effect or would prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby.

                 Section 3.06.    Compliance with Laws.  Except as set forth in
Section 3.06 of the Disclosure Schedule, to the knowledge of Seller, neither Seller nor Viacom is in material violation of any Law or Governmental Order applicable to the Station or any material Asset, or by which either the Station or any material Asset is bound.

                 Section 3.07. Licenses and Permits. To the best of Seller's knowledge, Viacom holds and is in material compliance with all FCC Licenses necessary to operate as currently operated the Station, each of which is listed in Section 3.07 of the Disclosure Schedule. On the Closing Date, Seller, WDRQ, Inc. or their Affiliate will hold and be in material compliance with the FCC Licenses. Except as set forth in Section 3.07 of the Disclosure Schedule, to the best of Seller's knowledge, no governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the FCC Licenses are required to operate the Station as a radio broadcast station in substantially the same manner as the Station is being operated as of the date hereof, other than those that the failure to hold or obtain would not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Station. Except as set forth in Section 3.07 of the Disclosure Schedule, to the best of Seller's knowledge, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting radio broadcast stations generally, no application, complaint, action or proceeding is pending, or threatened in writing, that would reasonably be expected to result in (i) the denial of an application for renewal of any of the FCC Licenses, (ii) the revocation, modification, nonrenewal or suspension of any of the FCC Licenses, (iii) the issuance of a cease-and-desist order with respect to any of the FCC Licenses or (iv) the imposition of any material administrative or judicial sanction with respect to Seller or the Station. To Seller's knowledge, there is no fact or circumstance relating to Seller, or any of Seller's Affiliates or Viacom that would cause the FCC to deny the FCC Application.

                 Section 3.08.    The Assets.  (a)   Except as set forth in
Section 3.08 of the Disclosure Schedule, to Seller's knowledge, the Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Viacom and are used exclusively or held for use exclusively in the operation of the Station as of the date hereof. To Seller's knowledge, and except as set forth in Section 3.08 of the Disclosure Schedule, (i) all of the Tangible Personal Property material to the operation of the Station is in good operating condition and repair, subject to normal wear and maintenance, except to the extent the failure to be in such condition or repair would not result in a Material Adverse Effect, and (ii) the Assets constitute all of the assets necessary for the continued operation of the Station in substantially the same manner as conducted on the date of this Agreement.

                 (b) To Seller's knowledge, Viacom holds, and at the Closing Seller will hold, directly or through WDRQ, Inc., good title to or have valid leasehold interests in all of the Assets (other than the Leased Real Property as to which the provisions of Section 3.09 apply), free and clear of any and all Liens, except (i) as disclosed in Section 3.08 of the Disclosure Schedule, (ii) for Permitted Liens and (iii) for Liens created by or through Purchaser or any of its Affiliates.

                 Section 3.09. Leased Real Property. Each parcel of real property, including those properties set forth in Section 3.09 (which lists leased real property, the "Real Property") of the Disclosure Schedule, (i) to Seller's knowledge, is held pursuant to a valid leasehold estate by Viacom, and (ii) at the Closing, will be held pursuant to a valid leasehold estate by Seller directly or through WDRQ, Inc., free and clear of all Liens, except (a) as disclosed in Section 3.09, of the Disclosure Schedule, (b) for Permitted Liens and (c) for Liens created by or through Purchaser or any of its Affiliates.

                 Section 3.10.    Employee Benefit Matters.  (a)   Seller does
not as of the date of this Agreement maintain, contribute to, sponsor or have any obligation under any employee benefit plans (within the meaning of Section 3(3) of ERISA) or any bonus, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements (collectively, the "Employee Plans") for the benefit of any current employee of the Station, other than plans, programs, arrangements, contracts or agreements for which no benefits are payable after the Closing. To the extent that Seller determines to maintain, contribute to, sponsor or accrue any obligation under any such Employee Plan, Seller shall provide Purchaser with a Section 3.10 to the Disclosure Schedule which lists all such Employee Plans and shall deliver to Purchaser a true and complete copy of each Employee Plan and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Employee Plan: (i) a copy of each trust or other funding arrangement, (ii) the most recently filed IRS Form 5500 and
(iii) the most recently received IRS determination letter.

                 (b) To Seller's knowledge, there are no collective bargaining agreements that relate to the employees of the Station and there has been no union activity or attempts to organize.

                 Section 3.11. Contracts. To the best of Seller's knowledge, each of the Contracts that is material to the operation of the Station is in full force and effect and is unimpaired by any breach of Viacom, Seller or their Affiliates that would give any other party thereto the right to terminate such contract or receive damages from Purchaser after the Closing Date. To the knowledge of Seller, no other party to any Contract is in material default of its obligations under such Contract.

                 Section 3.12. Intangible Assets. To the best of Seller's knowledge, other than as set forth in Section 3.12 of the Disclosure Schedule and other than the name "Viacom," there are no material patents, patent applications, trademarks, trade names, service marks, copyright registrations or copyright applications licensed or used by or registered in the name of Viacom or Seller which apply to the Station. To the best of Seller's knowledge, Viacom owns and at Closing Seller will own directly or through WDRQ, Inc. all right and interest in, and right and authority to use in connection with the conduct of the business of the Station as presently conducted, without infringing or the rights of any party, all of the Intangible Assets.

                 Section 3.13. Payment of Taxes. To Seller's knowledge, Viacom has fully paid all Taxes that have been assessed against Viacom with respect to the Station and its operation, except for Taxes contested in good faith by Viacom and has timely filed all Tax Returns.

                 Section 3.14. Brokers. Except for Star Media Group, Inc. ("Broker"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Broker.

                 Section 3.15. Environmental Compliance. Except as set forth in Section 3.15 of the Disclosure Schedule or as would not result in a Material Adverse Effect, (i) to Seller's knowledge, the operation of the Station is in compliance with all Environmental Laws, (ii) from the date of the consummation of the Viacom transaction to the Closing Date, Seller shall operate and shall cause WDRQ, Inc. to operate the Station in compliance with all Environmental Laws and (iii) there are no judicial or administrative actions, proceedings or investigations pending or, to Seller's knowledge, threatened in writing against Seller, or, to Seller's knowledge, against Viacom or any real property operated or leased by Viacom in connection with its operation of the Station alleging the violation of or seeking to impose liability pursuant to any Environmental Law.

                 Section 3.16. Financial Information. Section 3.16 of the Disclosure Schedule sets forth the Unaudited Balance Sheet and the related Unaudited Statement of Income for the Station for the year ended December 31, 1996 as provided to Seller by Viacom pursuant to the Viacom Stock Purchase Agreement. Nothing has come to Seller's attention which would lead Seller to believe that such Balance Sheet or Statement of Income is materially inaccurate.

                 Section 3.17. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser represents and warrants to Seller as follows:

                 Section 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, is and at Closing will be duly qualified to do business in and in good standing under the laws of the State of Michigan and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Purchaser enforceable against





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
Purchaser in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                 Section 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Purchaser pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, prohibit Purchaser from consummating the purchase and sale of the Assets as contemplated hereby.

                 Section 4.03. Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) as described in a writing delivered to Seller by Purchaser on the date hereof, (b) the notification requirements of the HSR Act, (c) for consents required from the FCC prior to the Closing and those notices to be filed with the FCC after the Closing, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prohibit Purchaser from consummating the purchase and sale of the Assets as contemplated hereby and (e) as may be necessary as a result of any facts or circumstances relating solely to Seller or its Affiliates.

                 Section 4.04. Absence of Litigation. There are no Actions pending against Purchaser before any Governmental Authority that, individually or in the aggregate, would prohibit Purchaser from consummating the purchase and sale of the Assets as contemplated hereby.

                 Section 4.05. FCC Qualification. Except as described in a letter referencing this Section 4.05 delivered to Seller by Purchaser on the date hereof, Purchaser is legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire the FCC Licenses and own and operate the Station. Except as described in a letter referencing this Section 4.05 delivered to Seller by Purchaser on the date hereof, there are no proceedings pending or, to the knowledge of Purchaser, threatened in writing, or facts, which could reasonably be expected to disqualify Purchaser under the Communications Act or otherwise from acquiring the FCC Licenses or owning and operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Purchaser. There is no fact or circumstance relating to Purchaser or any of its Affiliates that could (i) cause the FCC to deny the FCC application for assignment of the FCC Licenses as provided for in this Agreement or (ii) delay processing of the FCC application for the assignment of the FCC Licenses as provided for in this Agreement because the FCC is considering whether acts or omissions of Purchaser or any of its Affiliates warrant admonishing Purchaser or any of its Affiliates, or imposing a fine, forfeiture, or other penalty against Purchaser or any of its Affiliates.

                 Section 4. 06.   Brokers.  No broker, finder or investment
banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                 Section 4. 07.   EXCLUSIVITY OF REPRESENTATIONS.  THE
REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

                 Section 5.01.    Conduct of Business Prior to the Closing.
(a) Between the date hereof and the Closing Date, Purchaser shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including complete control and supervision of all programs, employees and policies of the Station shall be the sole responsibility of Viacom prior to the consummation of the Viacom Transaction and Seller from the date of such consummation. Neither title nor right to possession of the Assets or the Station shall pass to Purchaser until the Closing, but Seller shall use its reasonable best efforts to provide to Purchaser opportunity for reasonable inspection of the Station and the Assets (upon reasonable prior notice) during normal business hours with the purpose that an uninterrupted and efficient transfer thereof may be accomplished.

                 (b) Unless Purchaser otherwise agrees in writing and except as otherwise set forth herein or in the Disclosure Schedule, between the date hereof and the date of the consummation of the Viacom Transaction Seller shall use its best efforts to cause Viacom to abide by its obligations under
Section 5.01(b) of the Viacom Stock Purchase Agreement and between the date of the consummation of the Viacom Transaction and the Closing Date, Seller shall and shall cause WDRQ, Inc. to, (i) conduct the business of the Station only in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to keep available to Purchaser the services of the key employees and on-air talent of the Station, (iii) use commercially reasonable efforts to preserve the current relationships of the Station with its customers, suppliers, distributors and other Persons with which the Station has significant business relationships, and (iv) pay and discharge all material liabilities of the Station substantially in accordance with their terms (other than liabilities being contested in good faith).

                 (c) Unless Purchaser otherwise agrees in writing and except as otherwise set forth herein, between the date hereof and date of the consummation of the Viacom Transaction, Seller shall use its best efforts to cause Viacom to abide by its obligations under Section 5.01(c) of the Viacom Stock Purchase Agreement and between the date of the consummation of the Viacom Transaction and the Closing Date, Seller shall not do and shall not permit WDRQ, Inc. to do any of the following without the prior written consent of
Purchaser: (i) grant any Lien on any Asset, other than Permitted Liens, or incur any liabilities other than, in either such case, in the ordinary course of business consistent with past practice, (ii) sell, assign, lease or otherwise transfer or dispose of any material Asset other than in the ordinary course of business, consistent with past practices of the Station, (iii) acquire any program rights or enter into any contract, agreement, commitment, license or understanding therefore except in the ordinary course of business and consistent with past business practices of the Station and involving aggregate payments or obligations not to exceed $100,000 individually or $500,000 in the aggregate for all such contracts which shall be assumed by Purchaser; provided, however, that in the event that Purchaser does not respond to Seller's notice of its intent to enter into any such agreement within five
(5) business days of its receipt thereof, Seller may proceed to enter into the agreement set forth in such notice, (iv) knowingly take any action which could jeopardize the validity or enforceability of or rights under the FCC Licenses, other material authorizations or material Contracts.

                 Section 5.02. Access to Information. From the date hereof until the consummation of the Viacom Transaction, Seller shall use its best efforts to cause Viacom to and, from the date of the consummation of the Viacom Transaction to the Closing Date, Seller shall, upon reasonable notice from Purchaser (i) afford the officers, employees and agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Station and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the Assets as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business of the Station or any of the businesses or operations of Seller. Between the date of this Agreement and the Closing, Seller agrees to forward to Purchaser promptly upon receipt (i) copies of any Supplemental Financial Statements (as defined in Section 5.07 of the Viacom Stock Purchase Agreement) or portions thereof relating to the Station that Seller receives pursuant to Section 5.07 of the Viacom Stock Purchase Agreement, and (ii) any additional notices or disclosure that Seller may receive from Viacom with respect to the Station.

                 Section 5.03. Confidentiality. Each party agrees that any and all information learned or obtained by it from the other (and that is not otherwise public or known in the radio broadcast industry) shall be confidential and agrees not to disclose any such information to any person whatsoever other than as is necessary for the purpose of effecting the Transaction or as otherwise required by law. In the event this Agreement is terminated, all confidential information provided by Seller to Purchaser shall be returned to Seller, unless the same is reasonably retained in connection with litigation or other proceedings between the parties relating to this Agreement.

                 Section 5.04.    Regulatory and Other Authorizations:
Consents. (a) Each party hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not knowingly take any action that would have the effect of delaying, impairing or impeding the receipt of any required approval.

                 (b) Seller and Purchaser shall prepare and file with the FCC as soon as practicable, but in no event later than seven (7) Business Days after the execution of this Agreement, the FCC Applications. After the aforesaid FCC Applications have been filed with the FCC, Seller and Purchaser shall prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent; provided, however, except as provided in the following sentence, that neither Seller nor Purchaser shall be required to pay consideration to any third party to obtain the FCC Consent. Purchaser and Seller shall share equally the cost of all FCC filing fees relating to the Transaction.

                 (c) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within fifteen (15) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Purchaser shall bear all filing fees associated with the HSR filings.

                 (d) Each party hereto agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement; provided, however, that Seller in cooperation with Purchaser shall use its commercially reasonable efforts to obtain each consent identified in Section 3.03 of the Disclosure Schedule prior to the Closing Date. Notwithstanding the foregoing, neither Seller nor Purchaser shall be required to pay consideration to any third party to obtain any such consent or approval.

                 Section 5.05. Insurance. Seller shall maintain all existing insurance policies, or comparable coverage, for the Station and the Assets, as listed in Section 5.05 of the Disclosure Schedule.

                 Section 5.06.    Notification.    Seller shall notify
Purchaser, and Purchaser shall notify Seller, of any litigation, arbitration or administrative proceeding pending or, to Seller's knowledge, threatened in writing against Seller, or, to Seller's knowledge, Viacom, on one hand, or Purchaser, on the other hand, which challenges the transactions contemplated hereby.

                 Section 5.07. No Other Bids. From and after the date hereof, neither Seller nor any of Seller's Affiliates shall, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of Seller or any of

Seller's Affiliates to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, except as provided in Section 8.02(b) hereof. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction or business combination involving the Station, or any proposal or offer to acquire in any manner a substantial equity interest in the Station or any proposal or offer to purchase of all or any significant portion of the Assets, other than the transactions contemplated hereby.

                 Section 5.08. Covenant Not to Compete. Seller covenants and agrees that for a period of twenty-four (24) months from the Closing Date, neither Seller nor any of its Affiliates shall operate a commercial FM radio broadcast station or provide programming to a commercial FM radio broadcasting station in the Detroit, Michigan metropolitan area radio market with a programming format that is substantially similar to the programming format of the Station; provided, however, that this Section 5.08 shall not (i) require Seller to change the current format of any station owned by it or its Affiliates, to which Seller or its Affiliates currently provides programming, or to be acquired by Seller or EMCLA in connection with the Viacom Transaction or the merger Chancellor with and into Evergreen pursuant to that certain Agreement and Plan of Merger between Chancellor and Evergreen, dated as of February 19, 1997 in the Detroit, Michigan metropolitan area radio market ("Seller Existing Stations"), (ii) limit Seller's ability to program "dance sets" or features on any Seller Existing Station consistent with the current format and programming of such Seller Existing Station, nor (iii) to the extent necessary to facilitate a group acquisition by Seller, limit Seller's ability to acquire a commercial FM radio broadcast station in the Detroit, Michigan metropolitan area radio market, as part of a group acquisition, with an existing programming format substantially similar to the programming format of the Station; provided that Seller shall hold such station for no longer than six (6) months after the consummation of such group acquisition. For the purposes hereof, a programming format substantially similar to the programming format of the Station shall mean that described by industry publications as "dance."

                 Section 5.09.    Non-Solicitation.  For a period of ninety
(90) days from the Closing Date, Seller will not solicit or offer employment to any general manager, general sales manager, on-air talent or program director who is then a Transferred Employee and Purchaser shall not solicit or offer employment to any general manager, general sales manager, on-air talent or program director who is then an employee of a Seller Existing Station, except that a general solicitation through advertisement will not constitute a violation of this Section.

                 Section 5.10. Seller's Modifications to Representations and Warranties. Seller may modify in writing any representation or warranty made with qualification as to Seller's knowledge (and related sections of the Disclosure Schedule) to the extent necessary to cause such representation, warranty or section of the Disclosure Schedule to be accurate in light of information of which Seller becomes aware after the date of this Agreement ("Seller's Modifications"); provided, however, that (i) Seller's Modifications shall not modify the definition of Contracts or Section 3.11 of the Disclosure Schedule and (ii) should Seller's

Modifications constitute a Material Adverse Effect and should Seller offer to reduce the Purchase Price to reflect the impact of the Material Adverse Effect on the value of the Station to the extent that such amount exceeds the indemnification threshold set forth in Section 9.02(b) ("Purchase Price Reduction"), then Purchaser shall agree to waive the condition set forth in
Section 7.02(a)(iv) hereof and proceed to consummate the transactions contemplated hereby. The amount offered by Seller pursuant to the preceding sentence is referred to herein as the "Seller's Proposed Purchase Price Reduction." Upon receipt of Seller's Proposed Purchase Price Reduction, Purchaser shall have ten (10) Business Days within which to either accept Seller's Proposed Purchase Price Reduction or give notice to Seller of its proposed Purchase Price Reduction ("the "Purchaser's Proposed Purchase Price Reduction"). Upon receipt of Purchaser's Proposed Purchase Price Reduction, Seller shall have ten (10) Business Days in which to either accept Purchaser's Proposed Purchase Price Reduction or to notify Purchaser of its intent to submit the matter to an independent arbitor jointly selected by Purchaser and Seller for resolution. Within ten (10) Business Days of Seller's arbitration notice, Purchaser shall submit the Purchaser's Proposed Purchase Price Reduction together with supporting materials and Seller shall submit Seller's Proposed Purchase Price Reduction together with any supporting materials to such independent arbitor and thereafter, the independent arbitor shall have twenty (20) days to determine the amount of the Purchase Price Reduction. In determining the amount of the Purchase Price Reduction, the arbitor may only select either Seller's Proposed Purchase Price Reduction or Purchaser's Proposed Purchase Price Reduction and shall not make an independent determination of value. The decision of the independent arbitor shall be binding upon the parties and neither party shall seek review or appeal thereof.

                 Section 5.11. Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

                                  ARTICLE VI.

                                EMPLOYEE MATTERS

                 Section 6.01. Employees. (a) To Seller's knowledge, set forth in Section 6.01(a) of the Disclosure Schedule is a true and complete list showing the names and current annual salary rates of all of the employees and on-air talent of the Station as of the date hereof (the "Viacom Employees"), which includes for such employees the amounts paid or payable as a base salary and lists any other compensation arrangements for such employees for 1996, including bonuses or other compensation arrangements. To Seller's knowledge, such employees constitute all of the on-air talent and personnel working at the Station (whether full-time or part-time) or otherwise involved in the operations of the Station.

                 (b)      Except as provided in a letter referring to this
Section 6.01(b) executed by the parties on the date hereof, Purchaser shall offer to employ each of the Viacom Employees that are employed at the Station on the Closing Date, together with any employees of Seller or its Affiliates employed at the Station on the Closing Date (together with the Viacom Employees, the "Station Employees") either by assumption of those of the Contracts that are employment agreements or, in the case of Station Employees not subject to such agreements, by offering employment at the Station on substantially the same terms as each such Station Employee is employed at Closing. For the purposes hereof, those Station Employees who accept employment with Purchaser at the Station in connection with the Closing are hereinafter referred to collectively as the "Transferred Employees."

                 (c) For the one-year period commencing on the Closing Date (the "Continuation Period"), Purchaser agrees to provide the Transferred Employees with employee benefits that in the aggregate are substantially equivalent to those provided to such Transferred Employees immediately prior to the Closing. Notwithstanding anything to the contrary herein, Purchaser shall not have any obligation to provide any equity, equity based or similar compensation or benefit to any Transferred Employee with respect to the equity of Purchaser or its Affiliates, and no equity or equity based compensation or benefits provided to Transferred Employees immediately prior to the Closing shall be taken into account for purposes of this Section 6.01(c) in determining substantial equivalence.

                 (d) To the extent that service is relevant for eligibility, vesting, benefit accrual, benefit contributions, benefit calculations or allowances (including entitlements to vacation and sick days but not for any purpose under any retirement plan), under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of Transferred Employees, such plan, program or arrangement shall credit such Transferred Employees for service on or prior to the Closing with Seller, Viacom or any Affiliate thereof; provided, however, that Purchaser shall not be obligated to give credit for such service to the extent it (i) would result in duplication of any benefits to which a Transferred Employee is entitled to under any comparable plans, programs or arrangements maintained by Seller or any of its Affiliates on or prior to the Closing Date or by Purchaser after the Closing Date or (ii) was not a service which was recognized for purposes of such comparable plans, programs or arrangements. In addition, Purchaser shall waive any pre-existing conditions and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, claims of Transferred Employees incurred during the year in which the Closing Date occurs and prior to the Closing Date. Seller shall cooperate with Purchaser, and shall use reasonable efforts to cause Viacom to cooperate with Purchaser in determining the expenses incurred by the Transferred Employees.

                 Section 6.02. Retirement Plan. (a) Viacom has advised Seller that it maintains the Viacom Investment Plan (the "VIP") and that certain of the Viacom Employees may be participants in the VIP. The Viacom Stock Purchase Agreement obligates Seller to designate a defined contribution plan ("Seller's DC Plan") that will accept account balances and loan obligations in the VIP of any Viacom Employee who remains employed at the Station after the consummation of the Viacom Transaction. Seller's DC Plan may also be available to other Station Employees.

                 (b) Purchaser will cooperate with Seller to provide Seller and Viacom such current information regarding Transferred Employees as may be necessary to administer the VIP or Seller's DC Plan. Seller will cooperate with Purchaser and will use its reasonable efforts to cause Viacom to cooperate with Purchaser to provide Purchaser with information of the tax qualified status of the VIP and Seller's DC Plan.

                 (c) Purchaser agrees that it shall designate a defined contribution plan ("Purchaser's DC Plan") that will accept a direct rollover, within the meaning of Section 401(a)(31) of the Code and subject to the requirements of the Code and applicable law, of the account balances of Transferred Employees in the VIP and Seller's DC Plan, including any loan obligation that a Transferred Employee may have in his or her account in the VIP or Seller's DC Plan. To the extent that a Transferred Employee transfers a loan obligation to Purchaser's DC Plan, Purchaser's DC Plan shall continue to accept repayments of such loan amounts and shall otherwise administer such loans in accordance with their terms and the terms of ERISA until such loan amounts are repaid or are foreclosed upon.

                 (d) Purchaser shall provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing in accordance with the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA ("COBRA"). Seller shall be responsible for providing continuation coverage to the extent required by law (i) to any Transferred Employee who incurs a "qualifying event" under COBRA on or before the Closing Date and (ii) to any employee who is not a Transferred Employee who incurs a "qualifying event" under COBRA on or before the Closing Date.

                 Section 6.03. No Third Party Beneficiaries. Nothing in this Article VI or elsewhere in this Agreement shall be deemed to make any of the Station Employees, Viacom or any other third party, third party beneficiaries of this Agreement.

                                  ARTICLE VII.

                             CONDITIONS TO CLOSING

                 Section 7.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                 (a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in Article IV (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the obligations, covenants and agreements of Purchaser contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality shall have been performed or complied with and (B) that are not qualified as to materiality shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date, and (iii) Seller shall have received a certificate to such effect signed by a duly authorized officer of Purchaser;

                 (b) Communications Act. The FCC Consent shall have been issued and shall contain no provision materially adverse to Seller;

                 (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets contemplated hereby shall have expired or shall have been terminated;

                 (d) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions; and

                 (e) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 (f) Consummation of Viacom Transaction. The transactions contemplated by the Viacom Stock Purchase Agreement shall have been consummated.

                 Section 7.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                 (a) Representations. Warranties and Covenants. (i) The representations and warranties of Seller contained in this Agreement (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; provided, however, that any representations and warranties of Seller contained in this Agreement that are qualified as to knowledge shall be subject to Seller's Modifications; (ii) the obligations, covenants and agreements of Seller contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality, shall have been performed or complied with and (B) that are not qualified as to materiality, shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date; (iii) Purchaser shall have received a certificate to such effect signed by a duly authorized officer of Seller; and (iv) none of Seller's Modifications shall constitute a Material Adverse Effect, provided that Purchaser shall waive the condition contained in this clause (iv) in the event that Seller shall agree to indemnify Purchaser with respect to such matter or matters pursuant to Section
5.10 of this Agreement.

                 (b) Validity of Station Licenses. On the Closing Date, Seller directly or through WDRQ, Inc. or an assignee of Seller, shall be the owner and holder of the Station Licenses to the extent that such authorizations can be owned or held by Seller or such assignee under the Communications Act of 1934, as amended; the Station Licenses shall be in unconditional full force and effect, valid for the balance of the current license term expiring at

3:00 a.m., E.S.T., October 1, 2003, and the Station Licenses shall be unimpaired by any acts or omissions of Seller or Seller's employees, agents, officers, directors or shareholders.

                 (c) Communications Act. The FCC Consent shall have been issued and shall contain no provision materially adverse to Purchaser.

                 (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets contemplated hereby shall have expired or shall have been terminated;

                 (e) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions and no Action by a federal Governmental Authority seeking to obtain such a Governmental Order shall be pending;

                 (f) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

                 (g) Consents. (i) Seller shall have obtained and delivered to Purchaser all material consents (in writing and signed by the applicable lessor) required in connection with the consummation of the transactions contemplated hereby with respect to any lease pursuant to which Seller leases a main transmission facility and (ii) to the extent Seller has not obtained and delivered to Purchaser on or prior to the Closing Date all material consents required in connection with the consummation of the transactions contemplated hereby with respect to any lease pursuant to which Seller leases the Station studio site, (A) then Seller shall provide Purchaser with the benefits arising under any such lease after the Closing Date, (B) Purchaser shall perform any obligations under, including the payment to Seller of any rent or other fees arising under, such lease arising after the Closing Date, and (C) Seller shall continue to perform and pay any obligation or liability due under such lease to the other party to such lease, unless or until such lease may be assigned to Purchaser.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

                 Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

                 (a) by the mutual written consent of Seller and Purchaser;

                 (b) by either Seller or Purchaser, if the Closing shall not have occurred prior to January 31, 1998 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall be suspended as to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, until the 10th day after such failure has been cured.

                 (c) by Seller in the event that (i) any representation or warranty of Purchaser made hereunder (A) that are qualified as to materiality, shall be inaccurate or breached or (B) that are not qualified as to materiality, shall be materially inaccurate or breached or (ii) Purchaser shall have failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder; provided that written notice of such material inaccuracy, breach or failure shall have been given to Purchaser and Purchaser shall not have cured the same within ten (10) Business Days of receipt of such notice, except that Seller shall be entitled to terminate this Agreement and there shall be no cure period for any breach, whether or not material, for a failure by Purchaser to deliver the Purchase Price pursuant to Section 2.07;

                 (d) by Seller in the event that on the earlier of (i) ninety (90) days from the date upon which all conditions to the obligations of EMCLA and Purchaser to consummate the transactions contemplated by the WJZW Purchase Agreement have either been satisfied or waived by the parties, or (ii) the Outside Date, Purchaser is unable to consummate the Transaction due in whole or primarily to an issue arising under the Commission's multiple ownership rules or policies with respect to Purchaser's ownership (directly or through an Affiliate) of the Oakland Press, Pontiac, Michigan.

                 (e) by Purchaser in the event that (i) any representation or warranty of Seller made hereunder (A) that are qualified as to materiality, shall be inaccurate or breached or (B) that are not qualified as to materiality, shall be materially inaccurate or breached; provided, however, that any representation or warranty qualified as to Seller's knowledge shall be subject to Seller's Modifications, or (ii) Seller shall fail to comply with or satisfy, in all material respects, its covenants and agreements made hereunder provided that written notice of such material inaccuracy, breach or failure shall have been given to Seller and Seller shall not have cured the same within ten (10) Business Days of receipt of such notice, except that Purchaser shall be entitled to terminate this Agreement, and there shall be no cure period for any breach, whether or not material, for a failure by Seller to deliver the Assets pursuant to Section 2.06;

                 (f) by either Seller or Purchaser in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein; provided, however, no right to terminate this Agreement under this Section 8.01(f) shall accrue to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the issuance of such Governmental Order; or

                 (g)      pursuant to Section 10.06 hereof.

Notwithstanding the foregoing, neither party may terminate this Agreement pursuant to clauses (c) or (d) of this Section 8.01 if any representation or warranty of the party seeking to terminate is materially inaccurate or breached or such party has failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder.

                 Section 8.02. Results of Termination. (a) If this Agreement is terminated pursuant to Section 8.01(c) or by Seller pursuant to
Section 8.01(f), then (i) Seller shall instruct, and at the same time notify Purchaser in writing of its intent to instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to Seller, provided that the Escrow Agent shall not disburse such amounts to Purchaser pursuant to this Section 8.02(a) if it receives a written objection from Purchaser within ten (10) days of Seller's notice to Purchaser, (ii) if applicable, Purchaser shall pay the Interest Amount to Seller on the Interest Payment Date.

                 (b) If on the earlier of (i) ninety (90) days from the date upon which all conditions to the obligations of EMCLA and Purchaser to consummate the transactions contemplated by the WJZW Purchase Agreement have either been satisfied or waived by the parties, or (ii) the Outside Date, Purchaser is unable to consummate the Transaction due in whole or primarily to an issue arising under the Commission's multiple ownership rules or policies with respect to Purchaser's ownership (directly or through an Affiliate) of the Oakland Press, Pontiac, Michigan, then Seller may solicit Acquisition Proposals as set forth below and the Escrow Deposit shall continue to be held by the Escrow Agent pursuant to the Escrow Agreement until such time as Seller is able to solicit an Acquisition Proposal and consummate the sale of the Station pursuant to such Acquisition Proposal (the "Alternative Disposition"). Upon the consummation of the Alternative Disposition, Seller and Purchaser shall jointly instruct the Escrow Agent to release to Seller an amount (the "Alternative Disposition Payment") equal to the Purchase Price minus the purchase price received by Seller pursuant to the Alternative Disposition (the "Alternative Disposition Purchase Price"). Purchaser shall not be entitled to receive any amount by which the Alternative Disposition Purchase Price exceeds the Purchase Price due hereunder. Should the amount of the Alternative Disposition Payment exceed the amount of the Escrow Deposit, Purchaser shall deliver the balance of the Alternative Disposition Payment by wire transfer in immediately available funds, pursuant to wire instructions to be delivered to Purchaser, to Seller on the date of the consummation of the Alternative Disposition. Should the amount of the Escrow Deposit exceed the amount of the Alternative Disposition Payment, Purchaser and Seller shall jointly instruct the Escrow Agent to release such excess to Purchaser. In soliciting an Acquisition Proposal and in consummating an Alternative Disposition pursuant hereto, Seller shall utilize commercially reasonable practices customary in the sale of radio broadcast stations.

                 (c) If this Agreement is terminated (i) by Purchaser pursuant to Sections 8.01(b), 8.01(e), 8.01(f) or 8.01(g), (ii) by either party pursuant to Section 8.01(a), or (iii) is terminated by Seller other than in compliance with the terms of this Agreement , then Purchaser shall instruct, and at the same time notify Seller in writing of its intent to instruct, the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement provided that the Escrow Agent shall not disburse such amounts to Purchaser pursuant to this Section 8.02(c) if it receives a written objection from Seller within ten (10) days of Purchaser's notice to Seller.

                 (d) In the event of the termination of this Agreement as provided in Sections 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Sections 3.14, 5.03, 8.02 and 10.02.

                 (e) The parties recognize that if, prior to Closing, Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages would not be adequate to compensate Purchaser for its injury. Purchaser shall therefore, in lieu of any other remedies which may be available prior to Closing, including monetary damages, be entitled to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement prior to Closing, Seller shall waive the defense that there is an adequate remedy at law.

                 (f) If this Agreement is terminated by Seller and Section 8.02(a) applies, then the payment to Seller pursuant to Section 8.02(a) shall be liquidated damages and shall constitute full payment and exclusive remedy for any damages suffered by Seller. Seller and Purchaser agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Seller pursuant to Section 8.02(a) is a fair and equitable amount to reimburse Seller for damages sustained due to Purchaser's breach of this Agreement.

                 Section 8.03. Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                  ARTICLE IX.

                            POST CLOSING OBLIGATIONS

                 The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

                 Section 9.01. Indemnification by Purchaser. (a) Subject to Section 10.01, Purchaser shall indemnify and hold Seller, its Affiliates and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

                          (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Purchaser in or pursuant to this Agreement or in any instrument or certificate delivered by Purchaser at the Closing in accordance herewith;

                          (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Purchaser pursuant to this Agreement;

                          (iii)   any liabilities expressly assumed by
         Purchaser pursuant to Section 2.02(b) hereof, or

                          (iv) events or circumstances occurring after the Closing Date, arising out of, relating to or resulting from the business of Purchaser, or relating to or resulting from the Assets or the business or operations of the Station after the Closing Date.

                 (b) Notwithstanding any other provision to the contrary, Purchaser shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 9.01(a)(x) unless Seller has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01, and (y) until the aggregate amount of Seller Indemnified Parties' Losses exceeds an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) after which Purchaser shall be obligated for all Losses of Seller Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligation of Purchaser under
Section 9.01(a)(i) of this Article IX shall in no event exceed Eleven Million Five Hundred Thousand Dollars ($11,500,000).

                 Section 9.02. Indemnification by Seller. (a) Subject to
Section 10.01 hereof, Seller shall indemnify and hold Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for, any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

                          (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Seller in or pursuant to this Agreement or in any instrument or certificate delivered by Seller at the Closing in accordance herewith;

                          (ii) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Seller pursuant to this Agreement;

                          (iii) any liabilities not expressly assumed by Purchaser pursuant to Section 2.02(b) hereof, or

                          (iv) events or circumstances occurring on or prior to the Closing Date, arising out of, relating to or resulting from the business of Seller or Viacom, or relating to or resulting from the Assets or the business or operations of the Station prior to the Closing Date.

                 (b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Purchaser Indemnified Party pursuant to Section 9.02(a) (x) unless Purchaser has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01, and (y) until the aggregate amount of Purchaser Indemnified Parties' Losses exceeds an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) after which Seller shall be obligated for all Losses of Purchaser Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligation of Seller under this
Article X shall in no event exceed Eleven Million Five Hundred Thousand Dollars ($11,500,000).

                 (c) For purposes of calculating the amount of Losses subject to indemnification pursuant to Sections 9.01 and 9.02, it is understood and agreed between the parties hereto that to determine if there has been an inaccuracy or breach of a representation or warranty (i) which is qualified as to materiality by the party making such representation or warranty or contains an exception for matters that would not have a Material Adverse Effect, then such representation or warranty shall be read as if it were not so qualified or contained no such exception, or (ii) which is qualified as to knowledge by the Seller (except those representations and warranties made (x) in Sections 3.05, 3.07 and 3.15 as to threatened litigation or proceedings, (y) those made in the last sentence of Section 3.07 and in Sections 3.02 and 3.06 as to matters relating to Viacom, and (z) those made in Section 3.16) shall be read as if it were not so qualified.

                 Section 9.03.  Notification of Claims.  (a)  A party
entitled to be indemnified pursuant to Section 9.01 or 9.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this
Article IX within 30 days after the receipt of written notice thereof from the Indemnified Party.

                 (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.03(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 9.01 or 9.02, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Indemnified Party shall not settle or compromise any such claim or demand, unless the Indemnifying Party is given a full and complete release of any and all liability by all relevant parties relating thereto.

                 Section 9.04. Certain Exclusive Remedies. Seller and Purchaser acknowledge and agree that, after the Closing, the indemnification provisions of Article IX shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

                 Section 9.05. Accounts Receivable. (a) At the Closing, Seller may assign to Purchaser for purposes of collection the Accounts Receivable and with any such assignment Seller shall deliver to Purchaser a complete and detailed statement of each assigned Accounts Receivable (the "Receivable Statement"). The Receivable Statement will show all commissions owing with respect to such receivables, if any. Seller may amend the Receivables Statement within ten (10) business days after the Closing to reflect any additional accounts of which it becomes aware.

                 (b) For a period of 120 days following the Closing Date (the "Collection Period") Purchaser will collect the Accounts Receivable, in the same manner and with the same diligence Purchaser uses to collect its own accounts receivable; provided, however, that Purchaser shall not be obligated to institute litigation, employ any collection agency, legal counsel or other third party, or take any other extraordinary means of collection. During the Collection Period, Seller will not solicit or institute litigation for the collection of the Accounts Receivable, except with respect to Accounts Receivable reassigned to Seller for collection as set forth below.

                 (c) Purchaser shall remit to Seller by the 15th day after the end of each month during the Collection Period all collections received during that prior month, together with an accounting thereof. Purchaser may deduct from such collections any commission which may be due with respect to the collected receivable (as indicated on the Receivable Statement) and, if so, shall promptly notify Seller of the deduction and remit such commission to the appropriate person. Purchaser shall not make any other deductions from such collections other than the resolution or an application of credit balances as set forth in the Receivables Statement. In the event that Seller is entitled to a refund of any commission paid with respect to the Accounts Receivable, Purchaser shall use its reasonable efforts to obtain and promptly remit such refund. All amounts received by Purchaser from account debtors included among the Accounts Receivable shall be applied first to such Accounts Receivable, unless the account debtor specifically and in good faith disputes an Account Receivable and instructs that the payment be otherwise applied. If during the Collection Period an account debtor disputes an account included among the Accounts Receivable, Seller may request Purchaser to reassign that account to Seller for collection. At the conclusion of the Collection Period, Purchaser shall reassign to Seller any remaining uncollected Accounts Receivable, and thereafter Purchaser shall have no further obligation to the other with respect to such Accounts Receivable.

                 Section 9.06. Post-Closing Access. (a) Purchaser, for a period of five (5) years following the Closing Date, shall make available during normal business hours, for audit and inspection by Seller and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder with respect to taxes, regulations and litigations, provided that Purchaser's business operations will not thereby be unreasonably interfered with. Purchaser shall at no time dispose of or destroy any such records, files, documents and correspondence without first giving (30) days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records shall be maintained as confidential if required by any applicable state or federal law.

                 (b) Seller, for a period of five (5) years following the Closing Date, shall make available during normal business hours, for audit and inspection by Purchaser and its representatives for any reasonable business purpose and upon reasonable notice, all records, files, documents and correspondence retained by it with respect to Taxes, regulations and litigations relating to the Station or the Assets, provided that Seller's business operations will not thereby be unreasonably interfered with. Seller shall not and shall use its reasonable efforts to cause Viacom not to dispose or destroy any such records, files, documents and correspondence without first giving thirty (30) days prior notice to Purchaser to permit Purchaser, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records, shall be maintained as confidential if required by any applicable state or federal law.

                                   ARTICLE X.

                               GENERAL PROVISIONS

                 Section 10.01. Survival. The representations, warranties, covenants and agreements of Seller and Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall terminate at the Closing, except that the representations and warranties made in Article III and Article IV and the covenants and agreements to be performed prior to the Closing made herein shall survive in full force and effect until eighteen months after the Closing Date (the "Warranty Period") and in addition shall survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto. Covenants and agreements contained in this Agreement identifying a specific time period, shall survive for such applicable time period. Otherwise, covenants and agreements made by the parties to be performed after the Closing Date shall survive until three years after the Closing Date. Any claims for indemnification made by a party in accordance with Section 9 prior to the expiration of the applicable Warranty Period shall survive and shall not be extinguished by the expiration of such period.

                 Section 10.02. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All recording costs for instruments of transfer, filing fees and similar fees and all sales, use and transfer taxes shall be paid by Purchaser.

                 Section 10.03. Assignment by Purchaser. Purchaser may not assign its rights or obligations hereunder except (i) to a corporation, partnership or other business entity that controls, is controlled by or is under common control with Purchaser, or (ii), as a collateral assignment, to any lender who provides funds to Purchaser for the acquisition or operation of the Station, provided, however, that any such assignment shall not delay Closing and shall be effected in a manner that does not adversely impact the Tax effects on Seller or its affiliates of any transaction undertaken pursuant to Section 10.05 hereof.

                 Section 10.04. Assignment by Seller. Seller may assign its rights under this Agreement to any person or entity, including but not limited to a trust (the "Trust"), provided that such assignment does not delay the Closing Date.

                 Section 10.05. Like-Kind Exchange. Seller may at any time at or prior to Closing assign its rights under this Agreement to a "qualified intermediary" as defined in Treasury Reg. Section 1.1031(k)-1(g)(4), subject to all of Purchaser's rights and obligations hereunder, in which event Seller shall promptly provide written notice of such assignment to Purchaser. Purchaser shall cooperate with all reasonable requests of Seller and such qualified intermediary in arranging and effecting the exchange as one which qualifies under Section 1031 of the Internal Revenue Code, as amended, provided, however, that Purchaser shall not incur any Tax disadvantage as a result of its cooperation and the Closing shall not be delayed.

                 Section 10.06. Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing shall be borne by Seller. In the event of such loss or damage on or prior to the Closing, Seller shall use commercially reasonable efforts to promptly restore, replace or repair the damaged assets to their previous condition at Seller's sole cost and expense; provided however, that Seller shall have no obligation hereunder to restore, replace, or repair any of the Assets to the extent such restoration, replacement or repair is not covered by the insurance proceeds.
In the event such loss or damage shall not be restored, replaced or repaired by the Closing Date:

                 (a) If the loss or damage that has not been restored, replaced or repaired does not cause a Material Adverse Effect, Purchaser shall proceed with the Closing, receive all insurance proceeds to which Seller would be entitled as a result of such remaining loss or damage, and receive from Seller reimbursement for the reasonable costs of restoration, replacement or repair of such remaining loss or damage to the extent such costs exceed the amount of insurance proceeds received by Purchaser pursuant to this Section 10.06(a); or

                 (b) If the loss or damage that has not been restored, replaced or repaired does cause a Material Adverse Effect, (i) Purchaser may, at its option proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage; or (ii) in the event that Purchaser does not elect to close under clause (b)(i) hereof, Seller may, at its option, either terminate this Agreement or defer the Closing Date until such restorations, replacements or repairs are made such that any remaining damage does not cause a Material Adverse Effect but in no event shall such deferral exceed ninety (90) days (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of Article VIII hereof). Upon completion of such restorations, replacements or repairs, Seller shall send a notice of completion to Purchaser and provided Purchaser does not reasonably object to such completion notice within five (5) days of its receipt thereof, the Closing Date shall be set for ten (10) Business Days from the date of such completion notice; provided that if any damage remains, Purchaser shall have the rights provided in Section 10.06(a) hereto. In the event that Seller is unable to complete such restorations, replacements or repairs such that any remaining damage does not cause a Material Adverse Effect within the ninety (90) day period, this Agreement shall terminate.

                 Section 10.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when delivered in person one Business Day after having been dispatched via a nationally recognized overnight courier service, when dispatched by facsimile, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.06):

                 (a)      if to Seller

                          Chancellor Radio Broadcast Company
                          12655 N. Central Expressway
                          Suite 405
                          Dallas, Texas  75039
                          Attention: Steven Dinetz, President

                          With copy to:

                          Jeremy W. Dickens, Esq.
                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201

                          and

                          Eric L. Bernthal, Esq.
                          Kevin C. Boyle, Esq.
                          Latham & Watkins
                          Suite 1300
                          1001 Pennsylvania Avenue., N.W.
                          Washington, D.C.  20004

                 (b)      if to Purchaser:

                          ABC, Inc.
                          77 West 66th Street, 21st Floor
                          New York, New York  10023
                          Attention:  Robert Callahan
                          Telecopier: (212) 456-3666

                          With a copy to:

                          ABC, Inc.
                          77 West 66th Street, 16th Floor
                          New York, New York  10023
                          Attention:  Franco Garcia, Esq.
                          Telecopier: (212) 456-6202

                 Section 10.08. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

                 Section 10.09. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 Section 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                 Section 10.11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

                 Section 10.12. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld.

                 Section 10.13. No Third-Party Beneficiaries. Except as expressly provided in Articles IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 Section 10.14. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

                 Section 10.15. Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

                 Section 10.16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocable submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

                 Section 10.17. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                 Section 10.18. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                 IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CHANCELLOR RADIO BROADCASTING COMPANY




                                        By: /s/ STEVEN DINETZ
                                            -----------------------------------
                                            Steven Dinetz
                                            President





                                        ABC, INC.





                                        By: /s/ ROBERT CALLAHAN
                                            -----------------------------------
                                            Robert Callahan
                                            President, Radio Division

                                   EXHIBIT A

                                ESCROW AGREEMENT


                 This Escrow Agreement ("Agreement") is entered into this ___ day of April, 1997, by and among CHANCELLOR RADIO BROADCASTING COMPANY ("Seller"), ABC, Inc. ("Purchaser"), and FIRST NATIONAL BANK OF MARYLAND, as escrow agent ("Escrow Agent").

                 Seller and Purchaser have entered into an Asset Purchase Agreement (the "Purchase Agreement") dated as of the date hereof for the sale by Seller to Purchaser of certain property and assets used and useful in the operation of station WDRQ(FM), Detroit, Michigan (the "Station"). Pursuant to the Purchase Agreement, Purchaser is required on this date to deposit THREE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($3,700,000) in escrow to secure its obligations under the Purchase Agreement. Purchaser and Seller desire that Escrow Agent hold these funds as provided in this Agreement.

                 Accordingly, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

                 1. Receipt of Escrow Deposit. By its signature below, Escrow Agent acknowledges receipt of THREE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($3,700,000) (the "Escrow Deposit") from Purchaser.

                 2. Investment of Escrow Deposit. The Escrow Deposit shall be invested by Escrow Agent in interest bearing bank accounts or certificates of deposit of federally insured financial institutions or in treasury bills or such other investments as may be directed by the joint written instructions of Seller and Purchaser. All interest earned on the Escrow Deposit shall be paid periodically to Purchaser unless or until a claim to the Escrow Deposit is made by Seller. Upon and after Seller's notice of claim thereto, all interest earned on the Escrow Deposit shall become part of the Escrow Deposit.

                 3. Release of Escrow Deposit. Escrow Agent shall release the Escrow Deposit only pursuant to (a) the written instructions of Seller including a certification that a copy of such instructions have been delivered to Purchaser, provided that the Escrow Agent does not receive a written objection from Purchaser within ten (10) days of Seller's notice of such instructions, (b) the written instructions of Purchaser including a certification that a copy of such instructions have been delivered to Seller, provided that the Escrow Agent does not receive a written objection from Seller within ten (10) days of Purchaser's notice of such instructions,(c) joint written instructions executed by Seller and Purchaser, or (d) a final order of a court of competent jurisdiction. Escrow Agent shall release the Escrow Deposit in accordance with such joint written instructions or final order within two (2) business days of its receipt thereof or in accordance with the separate written instructions of Seller or Purchaser at the expiration of the ten (10) day period provided above. An order shall be deemed "final" when, by a lapse of time or otherwise, it is no longer subject to administrative or judicial reconsideration or review.

Escrow Agent shall be authorized to act on any document believed to be genuine and to be signed by the proper party or parties, and will incur no liability in so acting. In the event of any disagreement or presentation of adverse claims or demands in connection with the Escrow Deposit, Escrow Agent may act as stake-holder and deposit the item in dispute with the registry of the court having jurisdiction over the dispute.

                 4. Indemnity. Seller and Purchaser agree to indemnify and hold Escrow Agent harmless against any loss, claim, damage, liability, or expense incurred in connection with any action, suit, proceeding, claim or alleged liability arising from this Agreement; provided, however, that Escrow Agent shall not be so indemnified or held harmless for its gross negligence or acts in bad faith by it or any of its agents or employees, nor for its breach of this Agreement.

                 5. Expenses. All expenses incurred by Escrow Agent in the administration of this Agreement, including reasonable legal costs incurred by Escrow Agent, shall be shared equally by Seller and Purchaser. Any expenses incurred by Seller or Purchaser in connection with this Agreement shall be borne by the parties incurring the expenses. If there arises a dispute concerning a party's entitlement to some or all of the Escrow Deposit, the prevailing party shall be entitled to recover its reasonable costs (including attorneys' fees) incurred in connection with such dispute.

                 6. Notices. All notices and other communications required or permitted pursuant to this Escrow Agreement shall be in writing and be deemed to have been duly given and delivered if mailed by certified mail, return receipt requested, postage prepaid, as follows:

                          If to Seller:

                                  Chancellor Radio Broadcast Company
                                  12655 N. Central Expressway
                                  Suite 405
                                  Dallas, Texas  75039
                                  Attention: Steven Dinetz, President

                          with copy to:

                                  Jeremy W. Dickens, Esq.
                                  Weil, Gotshal & Manges LLP
                                  100 Crescent Court, Suite 1300
                                  Dallas, Texas  75201
                          and

                                  Eric L. Bernthal, Esq.
                                  Kevin C. Boyle, Esq.
                                  Latham & Watkins
                                  Suite 1300
                                  1001 Pennsylvania Avenue., N.W.
                                  Washington, D.C.  20004


                          If to Purchaser:

                                  ABC, Inc.
                                  77 West 66th Street, 21st Floor
                                  New York, New York  10023
                                  Attention:  Robert Callahan
                                  Telecopier: (212) 456-3666

                          With a copy to:

                                  ABC, Inc.
                                  77 West 66th Street, 16th Floor
                                  New York, New York  10023
                                  Attention:  Franco Garcia, Esq.
                                  Telecopier: (212) 456-6202

                          If to Escrow Agent:

                                  First National Bank of Maryland
                                  601 13th Street, NW, Suite 1000N
                                  Washington, DC  20005
                                  Attn:  John G. Wise

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to Escrow Agent shall also be sent to the other party to this Agreement.

                 7.       Duties of Escrow Agent.  The duties and
responsibilities of Escrow Agent shall be limited to those expressly set forth herein.

                 8. Assignment. Purchaser and Seller may assign their rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Purchase Agreement.

                 9. Miscellaneous. This Agreement, and with respect to Purchaser and Seller, the Purchase Agreement embody the entire agreement and understanding of the parties concerning the Escrow Deposit. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns.

                 To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.

                                        CHANCELLOR RADIO BROADCASTING
                                         COMPANY


                                        By:
                                           ------------------------------------
                                            Steven Dinetz
                                            President

                                        ABC, INC.


                                        By:
                                           ------------------------------------
                                            Robert Callahan
                                            President, Radio Division



                                        FIRST NATIONAL BANK OF MARYLAND


                                        By:
                                           ------------------------------------

                                   EXHIBIT B

                          OPINION OF SELLER'S COUNSEL





                 Seller shall deliver to Purchaser the written opinion of Seller's counsel and/or special counsel, dated the Closing Date, in scope and form reasonably satisfactory to Purchaser, to the following effect:

                 (1) Seller is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction of its organization, with full power under its certificate of incorporation to enter into and perform its respective obligations under the Agreement. Based solely on certificates from public officials, such counsel shall confirm that Seller, WDRQ, Inc. or their Affiliate, as applicable, is qualified to do business in the State of Michigan.

                 (2) The Agreement and the other documents executed by Seller pursuant thereto (the "Related Documents") have been duly executed by Seller and such action has been duly authorized by all necessary corporate action. The Agreement and the Related Documents, constitute the legal, valid, and binding obligations of Seller enforceable in accordance with their terms except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles; provided however, that no opinion is given with respect to the enforceability of the provisions contained in Sections 5.08 and 5.09 of the Purchase Agreement.

                 (3) None of (i) the execution and delivery of the Agreement or the Related Documents by Seller, (ii) the sale of the Station and the Assets by Seller, or (iii) compliance with the terms and conditions of the Agreement or the Related Documents on the Closing Date will conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's Certificate of Incorporation and Bylaws, or any judgment, decree, order, agreement, lease or other instrument known to counsel to which Seller is a party or by which Seller is legally bound.

                 (4) To the knowledge of counsel, there is no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body in existence which restrains or which materially and adversely affects the transactions contemplated by the Purchase Agreement or is likely to render it impossible or unlawful to consummate such transactions.

                 (5) The Station Licenses are all the authorizations, licenses and permits issued by the FCC with respect to the operation of the Station, such Station Licenses are in full force and effect, and none of the Station Licenses is the subject of a pending license renewal application.

                 (6) The Commission has granted its consent to the assignment to Purchaser of the Station Licenses (the "FCC Approval").

                 (7) Except for the FCC Approval and the approval of the FCC to the Viacom Transaction, no consent, approval or authorization of, or declaration, registration or filing with, the FCC is required in connection with the execution and delivery of the Agreement or the performance of Seller's obligations under the Agreement.

                 The foregoing opinions shall be for the benefit of and may be relied on by Purchaser, Purchaser's counsel, and any institutional lender who provides funds to Purchaser for the acquisition or operation of the Station. In rendering such opinions, Seller's counsel may rely upon such corporate records of Seller, such certificates of public officials and officers of Seller, and such opinions of special or associate counsel as Seller's counsel deems appropriate.

                                   EXHIBIT C

                         OPINION OF PURCHASER'S COUNSEL


                 Purchaser shall deliver to Seller the written opinion of Purchaser's counsel, dated the Closing Date, in scope and form reasonably satisfactory to Seller, subject to customary qualifications, to the following effect:

                 (1) Purchaser is a corporation duly incorporated, validly existing and in good standing, under the laws of the jurisdiction of its incorporation, with full power under its respective articles of incorporation and by-laws to enter into and perform its respective obligations under the Agreement. Based solely on certificates from public officials, such counsel shall confirm that Purchaser is qualified to do business in the State of Michigan.

                 (2) The Agreement and the other documents executed by Purchaser at Closing pursuant thereto (the "Related Documents") have been duly executed by Purchaser, and such action has been duly authorized by all necessary corporate action. The Agreement and the Related Documents, constitute the legal, valid, and binding obligations of Purchaser enforceable in accordance with their terms except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles; provided however, that no opinion is given with respect to the enforceability of the provisions contained in Sections 5.08 and 5.09 of the Purchase Agreement.

                 (3) None of (i) the execution and delivery of the Agreement or the Related Documents by Purchaser, (ii) the purchase of the Assets by Purchaser, or (iii) compliance with the terms and conditions of the Agreement or the Related Documents on the Closing Date will conflict with, breach the terms and conditions of, constitute a default under, or violate Purchaser's or articles of incorporation or bylaws, respectively, or any judgment, decree, order, agreement, lease or other instrument known to counsel to which Purchaser is a party or by which Purchaser is legally bound.

                 (4) To the knowledge of counsel, there is no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body in existence which restrains or which materially and adversely affects the transactions contemplated by the Purchase Agreement or is likely to render it impossible or unlawful to consummate such transactions.

                 In rendering such opinions, Purchaser's counsel may rely upon such corporate records of Purchaser, such certificates of public officials and officers of Purchaser, and such opinions of special or associate counsel as Purchaser's counsel deems appropriate.